UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Coss, Lawrence M.
   1100 Landmark Towers
   345 St. Peter Street
   Saint Paul, MN  55102
2. Date of Event Requiring Statement (Month/Day/Year)
   June 30, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Conseco, Inc.
   CNC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and CEO of Green Tree Financial Corporation
6. If Amendment, Date of Original (Month/Day/Year)
   July 8, 1998
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
 Common Stock                              |4,119,442             |D               |                                               |
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 Common Stock                              |79, 918               |I               |By Spouse                                      |
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 Common Stock                              |14,663                |I               |By Minor Children                              |
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 Common Stock                              |73,320                |I               |LVC Investment Co. Inc.                        |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
 Options to Purchase    |6/30/98  |4/20/01  |Common Stock           |762,161  |$3.24     |D            |                           |
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 Options to Purchase    |6/30/98  |2/8/06   |Common Stock           |1,833,000|$33.69    |D            |                           |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Lawrence M. Coss by Karl W. Kindig, Attorney-in-Fact